Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com
FOR IMMEDIATE RELEASE

Kratos Reports Fourth Quarter and Fiscal Year 2018 Financial Results

Provides Initial Full Year and First Quarter Fiscal 2019 Financial Guidance

SAN DIEGO, CA, February 28, 2019 - Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported its fourth quarter and full year 2018 financial results. For the fourth quarter 2018, Kratos reported Revenues of $164.4 million, Adjusted EBITDA of $18.0 million, or 10.9%, a 13.9% increase over 2017, Operating Income of $10.8 million, a 172.0% increase over 2017, Cash Flow from Operations of $2.7 million, and a Free Cash Flow from Operations use of $2.0 million. For the fourth quarter 2018, the Company reported Adjusted EPS* of $0.09, a 28.6% increase over 2017, Net income of $4.7 million, a 121.2% increase over 2017, and GAAP EPS of $0.04, a 119.0% increase over 2017.

For the fourth quarter of 2018, Kratos reported bookings of $213.4 million and a book-to-bill ratio of 1.3 to 1.0, with backlog at December 30, 2018 of $620.7 million, up sequentially from $571.7 million at September 30, 2018. December 30, 2018 backlog increased approximately 19% when compared to Backlog at December 31, 2017, with 2017 backlog presented on a comparable basis as if ASC 606 had been adopted at that time, or $519.9 million. In the fourth quarter, Kratos’ bid and proposal pipeline increased by $0.1 million, up to approximately $6.8 billion, at December 30, 2018.

For full year 2018, Kratos reported revenues of $618.0 million, Adjusted EBITDA of $60.5 million, or 9.8%, an increase of 27.4% over 2017 Adjusted EBITDA of $47.5 million, and Operating Income of $30.5 million, an increase of $42.5 million, or 354.2%, from a full year Operating loss of $12.0 million in 2017. Fiscal 2018 Cash Flow from Operations was $18.1 million with a Free Cash Flow from Operations use of $4.5 million, compared to Fiscal 2017 Cash Flow from Operations use of $26.9 million with a Free Cash Flow from Operations use of $53.0 million, or an improvement of

$45.0 million from Cash Flow from Operations in Fiscal 2017. Improvement in Cash Flow from Operations in 2018 was primarily driven by the improvement in Operating Income, offset partially by working capital requirements. For full year 2018, the Company reported Adjusted EPS* of $0.24, an increase of 380% over 2017.

For full year 2018, Kratos reported bookings of $718.8 million and a book-to-bill ratio of 1.2 to 1.0, an increase of 54.6% or $253.9 million in increased annual bookings and a book-to-bill ratio of 0.8 to 1.0 for full year 2017. All Kratos businesses recorded a book to bill ratio between 1.1 to 1 to 1.4 to 1 for the full year 2018.

Full year 2018 Net loss was $3.5 million and GAAP EPS was a loss of $0.03, compared to a Net loss of $42.7 million and GAAP EPS loss of $0.48 for full year 2017. Included in the 2017 Net loss was an impairment of goodwill of $24.2 million.

Full year 2018 revenues were up $14.7 million from full year 2017 revenues of $603.3 million. Excluding the impact of the decline in Kratos’ legacy and non-core government services business, which decreased $17.1 million from 2017 to 2018, from $76.7 million to $59.6 million, Kratos’ revenues increased $31.8 million for full year 2018, or 6.0% organically, compared to full year 2017.

Kratos’ fourth quarter and full year 2018 revenues came in below forecast primarily due to the timing of four Programs. These programs were either awarded later than expected, or have not ramped as quickly as originally forecast. We also experienced a delay in our DIU Program, with the related contract award now expected in Q2 2019. We are working closely with our customers to ramp these new contract awards, including the hiring of highly cleared personnel on two new UAS Programs, and we are forecasting that each of these contracts will be back on the planned run rate by the middle of 2019, which is reflected in our 2019 guidance, as noted below.

For the fourth quarter of 2018, Kratos’ Government Solutions Division (KGS) generated Revenues of $128.2 million, Adjusted EBITDA of $15.1 million and Operating Income of $11.6 million. For the fourth quarter of 2018, Kratos’ Unmanned Systems Division (KUSD) generated Revenues of $36.2 million, Adjusted EBITDA of $2.9 million and Operating Income of $1.3 million.

For full year 2018, Kratos’ Government Solutions Division (KGS) generated Revenues of $485.1 million, Adjusted EBITDA of $49.6 million and Operating Income of $35.5 million, up from Revenues of $481.6 million, Adjusted EBITDA of $41.2 million and an Operating loss of $0.1 million for full year 2017. For full year 2018, Kratos’ Unmanned Systems Division (KUSD) generated Revenues of $132.9 million, Adjusted EBITDA of $10.9 million and Operating Income of $5.1 million, up from Revenues of $121.7 million, Adjusted EBITDA of $6.3 million and an Operating loss of $3.6 million for full year 2017.

The details of the Company’s adoption of the new revenue recognition standard, ASC 606, which is reflected on a prospective basis in 2018, is disclosed in the Company’s annual report filed on Form 10-K.

Eric DeMarco, Kratos’ President and CEO, said, “Kratos completed a very successful 2018, with our Unmanned Systems Division generating organic growth of approximately 75% over the past 24 months, and we are now forecasting Kratos target drone business to grow to approximately $250 million in annual revenue over the next few years, or 90% organic growth above 2018 revenues. Additionally, we currently have six customer funded affordable tactical drone development programs, with several additional programs expected to be under contract by the end of this year. Based on recent customer meetings, we are more confident than ever that Kratos Unmanned Systems Division will be a leader in the fast growing and forecast to be multi-billion dollar tactical drone market, and we ultimately expect our tactical drone business to be substantially larger than our target drone business as we achieve production.”

Mr. DeMarco continued, “Kratos’ space, satellite and training business, our Company’s largest division, which is also well aligned with DoD priorities, had a strong 2018, and with a last six month book to bill ratio of 1.5 to 1.0, is positioned for sustained future organic growth. Additionally, Kratos’ ballistic missile targets and hypersonic systems business is currently pursuing a number of large new program opportunities, which if we are successful and schedules hold, could provide upside to our 2019 financial forecast, and position the business for further substantial growth in 2020.”

Mr. DeMarco concluded, “Kratos’ business model of utilizing proven leading edge technology, not unproven bleeding edge technology, which reduces schedule risk, performance risk and cost risk, is a clear competitive differentiator for our Company, with Kratos’ proven ability to rapidly develop, demonstrate and field technology leading systems at an affordable cost being highly valued by our customers. Kratos is a unique strategic technology asset, disrupting the national security market, with the right products at the right price and at the right time”.

Financial Guidance
Kratos is providing first quarter 2019 financial guidance of Revenues of $147 to $157 million, and Adjusted EBITDA of $9 to $11 million, and full year 2019 financial guidance of Revenues of $720 to $760 million, reflecting organic growth of approximately 12.5 percent, and Adjusted EBITDA of $71 to $77 million. The first quarter 2019 financial guidance reflects the estimated impact of the recent partial government shutdown that has delayed certain domestic and Foreign Military Sales (FMS) contract awards and export license approvals required for international sales.

The Company is providing full year 2019 cash flow from operations guidance of $40 to $50 million, capital expenditures of $28 to $30 million, and free cash flow guidance of $10 to $20 million, plus the expected final cash receipt of the retained working capital of the Company’s divested PSS business of approximately $4 to $6 million. Capital expenditures are expected to continue to be elevated in 2019, reflecting expected outlays associated with manufacturing equipment for the Company’s new drone facility in Oklahoma and equipment for a new secured facility of approximately $6 to $8 million and approximately $4 to $6 million related to company owned aerial target drones the Company plans to build in preparation of fulfilling expected customer requirements.

This financial guidance includes the expected contribution of Florida Turbine Technologies, which acquisition by Kratos was also announced earlier today.

Management will discuss the Company’s fourth quarter and full year 2018 financial results, as well as its first quarter and full year 2019 guidance on a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing (866) 393-0674, and referencing the call by ID number 2188115. The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops and fields transformative, affordable technology, platforms and systems for United States National Security related customers, allies and commercial enterprises.  Kratos is changing the way breakthrough technologies for these industries are rapidly brought to market through proven commercial and venture capital backed approaches, including proactive research and streamlined development processes. Kratos specializes in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, hypersonic systems, training and combat systems. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its first quarter and full year 2019 revenue and Adjusted EBITDA, full year 2019 capital expenditures and ability to generate positive cash flow from operations and positive free cash flow in 2019, the Company’s ability to achieve projected growth in certain of the Company’s business units and the expected timing of such growth, the Company’s expectation of ramp on projects, timing associated with bringing certain contracts back on the planned run rate, the Company’s bid and proposal pipeline, demand for its products and services, including the Company’s ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, performance of key contracts and programs, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions, benefits to be realized from the Company’s net operating loss carry forwards, the availability and timing of government funding for the Company’s offerings, including the strength of the future funding environment, timing of LRIP related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, and market and industry developments, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 30, 2018, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures
This news release contains non-GAAP financial measures, including Adjusted income (loss) per share (computed using income (loss) from continuing operations before income taxes, excluding amortization of intangible assets and capitalized contract and development costs, stock compensation expense, loss on extinguishment of debt, acquisition and restructuring related items and other, which includes but is not limited to excess capacity, legal related items and foreign transaction gains and losses, and impairment of goodwill, less the estimated tax cash payments) and Adjusted EBITDA (which excludes, among other things, losses and gains from discontinued operations, restructuring and transaction related items, stock compensation expense, impairment of goodwill, loss on extinguishment of debt, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations and Adjusted EBITDA related to our KUSD and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

*Adjusted earnings per share (Adjusted EPS) excludes loss from discontinued operations, non-cash amortization expense, as the Company has historically been acquisitive, non-cash stock compensation costs, foreign transaction gains and losses, certain non-recurring items such as acquisition and restructuring related items and other, the loss on extinguishment of debt, and the non-cash impairment of goodwill, and includes cash actually expected to be paid for income taxes on continuing operations, reflecting the benefit of the Company’s net operating loss carry forwards of over $300 million. Kratos believes that reporting Adjusted earnings per share is a meaningful metric to present the Company’s financial results.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2018	2017	2018	2017

Service revenues	$52.8	$47.2	$200.7	$197.8
Product sales	111.6	119.1	417.3	405.5
Total revenues	164.4	166.3	618.0	603.3
Cost of service revenues	37.4	31.8	137.8	138.6
Cost of product sales	81.5	87.7	310.5	307.1
Total costs	118.9	119.5	448.3	445.7
Gross profit - service revenues	15.4	15.4	62.9	59.2
Gross profit - product sales	30.1	31.4	106.8	98.4

Total gross profit	45.5	46.8	169.7	157.6

Selling, general and administrative expenses	28.4	29.3	110.9	114.5
Restructuring expenses, and other	0.3	—	3.8	0.3
Research and development expenses	4.0	5.1	15.6	17.8
Impairment of goodwill	—	24.2	—	24.2
Depreciation	0.6	0.7	3.0	2.4
Amortization of intangible assets	1.4	2.5	5.9	10.4
Operating income (loss) from continuing operations	10.8	(15.0)	30.5	(12.0)
Interest expense, net	(5.0)	(5.5)	(20.8)	(28.6)
Loss on extinguishment of debt	—	(15.2)	—	(17.3)
Other income (expense), net	(0.4)	(0.1)	(1.0)	0.8
Income (loss) from continuing operations before income taxes	5.4	(35.8)	8.7	(57.1)
Provision (benefit) for income taxes from continuing operations	0.2	(11.8)	4.6	(10.2)
Income (loss) from continuing operations	5.2	(24.0)	4.1	(46.9)
Income (loss) from discontinued operations, net of income taxes	(0.5)	1.8	(7.6)	4.2
Net income (loss)	$4.7	$(22.2)	$(3.5)	$(42.7)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.05	$(0.23)	$0.04	$(0.52)
Income (loss) from discontinued operations	—	0.02	(0.07)	0.04
Net income (loss)	$0.05	$(0.21)	$(0.03)	$(0.48)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.05	$(0.23)	$0.04	$(0.52)
Income (loss) from discontinued operations	(0.01)	0.02	(0.07)	0.04
Net income (loss)	$0.04	$(0.21)	$(0.03)	$(0.48)

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	103.9	103.5	103.8	89.5
Diluted weighted average common shares outstanding	106.6	103.5	106.1	89.5

Adjusted EBITDA (1)	$18.0	$15.8	$60.5	$47.5

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (income) loss from discontinued operations, net interest expense, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets and capitalized contract and development costs, acquisition and restructuring related items, impairment of goodwill and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs.  The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain aerial targets in its Unmanned Systems business as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and restructuring related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Excess capacity and restructuring costs. The Company incurs excess capacity and excess overhead costs related to certain of its manufacturing businesses within its Unmanned Systems and Modular Systems businesses due primarily to underutilization of manufacturing facilities and support costs resulting from less than optimal volumes and efficiencies. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items.  The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) to Adjusted EBITDA and Pro Forma Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2018	2017	2018	2017

Net income (loss)	$4.7	$(22.2)	$(3.5)	$(42.7)
Income (loss) from discontinued operations, net of income taxes	0.5	(1.8)	7.6	(4.2)
Interest expense, net	5.0	5.5	20.8	28.6
Loss on extinguishment of debt	—	15.2	—	17.3
Provision (benefit) for income taxes from continuing operations	0.2	(11.8)	4.6	(10.2)
Depreciation (including cost of service revenues and product sales)	2.9	2.9	12.0	11.8
Stock-based compensation	2.1	1.0	7.2	7.8
Foreign transaction (gain) loss	0.5	0.2	1.2	(0.4)
Amortization of intangible assets	1.4	2.5	5.9	10.4
Amortization of capitalized contract and development costs	0.3	0.2	0.9	0.5
Impairment of goodwill	—	24.2	—	24.2
Acquisition and restructuring related items and other	0.4	(0.1)	3.8	4.4

Adjusted EBITDA	$18.0	$15.8	$60.5	$47.5

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2018	2017	2018	2017
Acquisition and transaction related items	$—	$—	$—	$0.3
Excess capacity and restructuring costs	0.3	(0.1)	1.0	4.1
Legal related items	0.1	—	2.8	—

	$0.4	$(0.1)	$3.8	$4.4

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2018	2017	2018	2017
Revenues:
Unmanned Systems	$36.2	$42.3	$132.9	$121.7
Kratos Government Solutions	128.2	124.0	485.1	481.6
Total revenues	$164.4	$166.3	$618.0	$603.3

Operating income (loss) from continuing operations:
Unmanned Systems	$1.3	$1.8	$5.1	$(3.6)
Kratos Government Solutions	11.6	(15.8)	35.5	(0.1)
Unallocated corporate expense, net	(2.1)	(1.0)	(10.1)	(8.3)
Total operating income (loss) from continuing operations	$10.8	$(15.0)	$30.5	$(12.0)

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2018	2017	2018	2017
Unmanned Systems	$2.9	$3.8	$10.9	$6.3
% of revenue	8.0%	9.0%	8.2%	5.2%
Kratos Government Solutions	15.1	12.0	49.6	41.2
% of revenue	11.8%	9.7%	10.2%	8.6%
Total Adjusted EBITDA	$18.0	$15.8	$60.5	$47.5
% of revenue	10.9%	9.5%	9.8%	7.9%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	December 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$182.7	$130.5
Restricted cash	0.3	0.4
Accounts receivable, net	237.4	212.3
Inventoried costs	46.8	49.0
Prepaid expenses	8.9	11.1
Other current assets	10.3	9.5
Current assets of discontinued operations	8.3	58.6
Total current assets	494.7	471.4
Property, plant and equipment, net	67.1	58.0
Goodwill	425.7	425.7
Intangible assets, net	16.1	22.0
Other assets	6.5	8.1
Other assets of discontinued operations	—	38.8
Total assets	$1,010.1	$1,024.0
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$46.6	$34.7
Accrued expenses	38.1	40.9
Accrued compensation	33.5	30.2
Accrued interest	1.6	1.7
Billings in excess of costs and earnings on uncompleted contracts	34.9	42.8
Other current liabilities	4.7	9.4
Other current liabilities of discontinued operations	5.3	29.2
Total current liabilities	164.7	188.9
Long-term debt principal, net of current portion	294.2	293.5
Other long-term liabilities	25.5	24.1
Other long-term liabilities of discontinued operations	6.4	6.0
Total liabilities	490.8	512.5
Commitments and contingencies
Stockholders’ equity:
Additional paid-in capital	1,244.5	1,233.7
Accumulated other comprehensive loss	(0.7)	(1.4)
Accumulated deficit	(724.5)	(720.8)
Total stockholders’ equity	519.3	511.5
Total liabilities and stockholders’ equity	$1,010.1	$1,024.0

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended
	December 30,	December 31,
	2018	2017
Operating activities:
Net loss	$(3.5)	$(42.7)
Less: (loss) income from discontinued operations	(7.6)	4.2
Income (loss) from continuing operations	4.1	(46.9)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization	17.9	22.2
Deferred income taxes	(0.4)	(9.5)
Stock-based compensation	7.2	7.8
Impairment of goodwill	—	24.2
Amortization of deferred financing costs	1.0	1.3
Amortization of discount on Senior Secured Notes	—	0.7
Loss on extinguishment of debt	—	17.3
Provision for doubtful accounts	1.8	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	8.2	0.5
Unbilled receivables	(35.9)	(35.2)
Inventoried costs	2.0	7.2
Prepaid expenses and other assets	3.4	(5.7)
Accounts payable	12.2	(8.3)
Accrued compensation	3.3	(2.9)
Accrued expenses	(1.7)	(3.8)
Accrued interest	(0.1)	(1.9)
Billings in excess of costs and earnings on uncompleted contracts	(6.9)	6.3
Income tax receivable and payable	0.2	1.4
Other liabilities	1.8	(1.6)
Net cash provided by (used in) operating activities from continuing operations	18.1	(26.9)
Investing activities:
Cash paid for acquisitions, net of cash acquired	(2.9)	—
Proceeds from the sale of assets	66.0	0.7
Capital expenditures	(22.6)	(26.1)
Net cash provided by (used in) investing activities from continuing operations	40.5	(25.4)
Financing activities:
Proceeds from the issuance of long-term debt	—	300.0
Payment of long-term debt	—	(448.8)
Proceeds (use) from the issuance of common stock	(1.1)	269.1
Repayment of debt	(0.8)	(1.0)
Debt issuance costs	(0.1)	(6.6)
Proceeds from exercise of restricted stock units, employee stock options, and employee stock purchase plan	3.7	1.5
Other	—	(0.8)

Net cash provided by financing activities from continuing operations	1.7	113.4
Net cash flows from continuing operations	60.3	61.1
Net operating and investing cash flows of discontinued operations	(7.7)	(1.4)
Effect of exchange rate changes on cash and cash equivalents	(0.5)	0.5
Net increase in cash and cash equivalents	52.1	60.2
Cash, cash equivalents and restricted cash at beginning of period	130.9	70.7
Cash, cash equivalents and restricted cash at end of period	$183.0	$130.9

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income (loss) from continuing operations and adjusted earnings per share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income (loss) from continuing operations before amortization of intangible assets, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The Company uses the estimated cash tax provision in computing adjusted earnings per share to reflect the benefit from the utilization of the Company's net operating losses. Adjusted EPS expresses adjusted income (loss) from continuing operations on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2018	2017	2018	2017
Income (loss) from continuing operations before taxes	$5.4	$(35.8)	$8.7	$(57.1)
Add: Amortization of intangible assets	1.4	2.5	5.9	10.4
Add: Amortization of capitalized contract and development costs	0.3	0.2	0.9	0.5
Add: Stock-based compensation	2.1	1.0	7.2	7.8
Add: Loss on extinguishment of debt	—	15.2	—	17.3
Add: Foreign transaction (gain) loss	0.5	0.2	1.2	(0.4)
Add: Impairment of goodwill	—	24.2	—	24.2
Add: Acquisition and restructuring related items and other	0.4	(0.1)	3.8	4.4
Adjusted income from continuing operations before income taxes	10.1	7.4	27.7	7.1

Estimated cash tax provision	0.3	0.3	1.8	2.4
Adjusted income from continuing operations	$9.8	$7.1	$25.9	$4.7

Diluted income per common share:
Adjusted income from continuing operations	$0.09	$0.07	$0.24	$0.05

Weighted average common shares outstanding
Diluted	$106.6	$103.5	$106.1	$89.5
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